Filed Pursuant to Rule 424(b)(3)
Registration No. 333-249558

PROSPECTUS SUPPLEMENT NO. 3, DATED MARCH 1, 2021

(to Proxy Statement/Prospectus dated December 11, 2020)

Clover Health Investments, Corp.

This Prospectus Supplement No. 3, dated March 1, 2021 (this “Supplement”), updates and supplements the proxy statement/prospectus dated December 11, 2020 (the “Proxy Statement/Prospectus”). Clover Health Investments, Corp. (“Clover Health”), which was then known as Social Capital Hedosophia Holdings Corp. III, filed the Proxy Statement/Prospectus with the Securities and Exchange Commission as part of a registration statement on Form S-4 (Registration No. 333-249558).

The purpose of this Supplement is to update and supplement the information in the Proxy Statement/Prospectus with information contained in Clover Health’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 1, 2021 (the “Report”). The Report is attached to, and forms a part of, this Supplement.

This Supplement should be read in conjunction with the Proxy Statement/Prospectus. The information in the Report modifies and supersedes, in part, the information in the Proxy Statement/Prospectus, including the annexes thereto. Any information in the Proxy Statement/Prospectus, including the annexes thereto, that is modified or superseded by the information in the Report shall not be deemed to constitute a part of the Proxy Statement/Prospectus except as modified or superseded by this Supplement. If there is any inconsistency between any information in the Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement.

This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Proxy Statement/Prospectus, including any supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits. You should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 39 of the Proxy Statement/Prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if the Proxy Statement/Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2021

Clover Health Investments, Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-39252	98-1515192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

725 Cool Springs Boulevard, Suite 320,

Franklin, Tennessee 37067

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (201) 432-2133

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.00001 per share	CLOV	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one Class A Common Stock at an exercise price of $11.50	CLOVW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events

Clover Health Investments, Corp. (the “Company”) is filing this Current Report on Form 8-K for the purpose of updating the prospectus, dated January 27, 2021, pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended, relating to the registration statement on Form S-1 (No. 333-252073), filed with the Securities and Exchange Commission on January 27, 2021 and the proxy statement/prospectus, dated December 11, 2020, pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended, relating to the registration statement on Form S-4 (No. 333-249558), filed with the Securities and Exchange Commission on December 14, 2020.

The Company is filing with this Current Report on Form 8-K as Exhibit 99.1 the following financial information: Unaudited Consolidated Balance Sheets: Selected Metrics as of December 31, 2020 and 2019 and Unaudited Consolidated Statements of Operations for the three months ended December 31, 2020 and 2019 and for the fiscal years ended December 31, 2020 and 2019.

Item 9.01 Financial Statements and Exhibits.

(d) List of Exhibits.

Exhibit No.	Description

99.1	Unaudited Consolidated Balance Sheets: Selected Metrics as of December 31, 2020 and 2019 and Unaudited Consolidated Statements of Operations for the three months ended December 31, 2020 and 2019 and for the fiscal years ended December 31, 2020 and 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLOVER HEALTH INVESTMENTS, CORP.

Date: March 1, 2021	By:	/s/ Joseph Wagner
Joseph Wagner
Chief Financial Officer

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Exhibit 99.1

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS: SELECTED METRICS

(in thousands) (Unaudited)

	As of December 31,
	2020	2019
Selected Balance Sheet Data:
Cash, Cash Equivalents and Investments	$151,103	$263,327
Total Assets	267,252	337,021
Unpaid Claims	103,976	77,886
Notes and securities payable, net of discount and deferred issuance costs	106,413	57,917
Warrants Payable	97,782	17,672
Total Liabilities	387,888	377,811
Convertible Preferred Stock	447,747	447,747
Total stockholders’ deficit	(568,383)	(488,537)

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CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands) (Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Revenues:
Premiums earned, net (Net of ceded premiums: fourth quarter ended 2020: $216; fourth quarter ended 2019: $132; 2020: $599; 2019: $832)	$164,598	$113,377	$665,698	$456,926
Other income	885	506	4,214	801
Investment income, net	750	1,392	2,976	4,539

Total revenues	166,233	115,275	672,888	462,266

Expenses:
Net medical claims incurred	179,928	113,204	590,468	450,645
Salaries and benefits	13,917	17,801	71,256	91,626
General and administrative expenses	40,646	29,161	120,444	94,757
Premium deficiency reserve (benefit) expense	(771)	14,726	(17,128)	7,523
Depreciation and amortization	142	117	555	551
Other expense	—	84	—	363

Total expenses	233,862	175,093	765,595	645,465

Loss from operations	(67,629)	(59,818)	(92,707)	(183,199)
Change in fair value of warrants expense	48,425	984	80,328	2,909
Interest expense	10,430	7,518	35,990	23,155
Amortization of notes and securities discount	6,183	5,872	21,118	15,913
(Gain) loss on derivative	(51,086)	4,479	(138,561)	138,561

Net loss	$(81,581)	$(78,671)	$(91,582)	$(363,737)

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